EXHIBIT 3

                              AMENDMENT No. 2
                             DATED NOVEMBER 18, 2005


BETWEEN THE UNDERSIGNED:

- Bollore Investissement, 31-32 Quai de Dion Bouton, 92811 Puteaux Cedex, hereby represented by Cedric de Bailliencourt, Managing Director, acting on behalf of Bollore Investissement as well as in the name and on behalf of its subsidiary Bollore Medias Investissement;

     firstly,

- Sebastian Holdings Inc., Britannic House, Providenciales, Turks and Caicos, British West Indies, hereby represented by Alexander Vik, Sole Director, duly authorized;

     secondly,

- CSCS Limited, Whiteley Chambers, Don Street, St Helier, Jersey JE4 9WG, Channel Islands, hereby represented by a director, duly authorized,

     thirdly,

WHEREAS:

a) On June 9, 2005, Bollore Investissement and Sebastian Holdings Inc. entered into an agreement (the "AGREEMENT") which was amended on November 18, 2005 ("Amendment No. 1").

b) Sebastian Holdings Inc. holds 16,929,649 Havas shares which are the subject of the aforementioned Agreement (the "HAVAS SHARES").

c) Sebastian Holdings Inc. wishes to obtain bond-based financing from IXIS Corporate & Investment Bank and Nexgen Capital Limited (the "BONDHOLDERS") on the basis of the Havas shares and of its rights and obligations under the Agreement (among others, the benefit of the Undertaking to Purchase as defined hereinafter). In order to make this financing easier, Sebastian Holdings Inc has created the CSCS Limited company (the "SUBSIDIARY"), in which it holds the totality of the shares, which shall be pledged to the benefit of The Law Debenture Trust Corporation p.l.c. as Trustee acting on behalf of the Bondholders (the "TRUSTEE") and to which it shall transfer the Havas Shares, that will be put on a financial instruments' account, pledged to the benefit of the Bondholders. In addition, the Subsidiary's credit against BI for the payment of the price of the Havas

Shares, in the case of the exercise of the Undertaking to Purchase, shall also be pledged to the benefit of the Trustee.

IT IS AGREED AS FOLLOWS:

ARTICLE 1

Bollore Investissement legally recognizes the transfer of the Havas Shares from Sebastian Holding Inc. to its Subsidiary.

ARTICLE 2

The Subsidiary joins the Agreement and Amendment No. 1 and becomes a party to both. Therefore, the Subsidiary will be substituted to Sebastian Holdings Inc. in connection with the rights and obligations resulting from the Agreement and Amendment No. 1. In particular, the Subsidiary shall respect the pre-emption rights held by BI and provided by Article 3 of the Agreement and shall, in lieu of Sebastian Holdings Inc., benefit from the Undertaking to Purchase the Havas Shares provided by Article 4 and initially granted by Bollore Investissement to Sebastian Holdings Inc. (the "UNDERTAKING TO PURCHASE").

No modification of the Agreement, of Amendment No. 1 to the Agreement or of this Amendment shall be validly made without the Subsidiary's prior consent.

If the Subsidiary exercises the Undertaking to Purchase in order to be able to reimburse the financing granted by the Bondholders, Bollore Investissement shall pay the price of the Havas Shares mentioned in the Undertaking to Purchase on the pledged financial instruments account to the benefit of the Trustee, in exchange for the Havas Shares free of any pledge.

In addition, Bollore Investissement acknowledges the fact that the provisions of the first paragraph of Article 4 of the Agreement and the Undertaking to Purchase shall be validly and respectively invoked and exercised by the Subsidiary (or any of its representatives, including the Trustee), without giving any justification and without Bollore Investissement questioning, for any reason whatsoever, the right to end the association and to exercise the Undertaking to Purchase.

ARTICLE 3

Sebastian Holdings Inc. shall be jointly responsible for the compliance by the Subsidiary with its obligations.

ARTICLE 4

The benefit of the Undertaking to Purchase is subordinated to:

4.1 the compliance, by Sebastian Holdings Inc. and the Subsidiary, with the followings obligations:

- Bollore Investissement shall benefit from a pre-emption right on any transfer of shares representing the share capital or the voting rights of the Subsidiary, in the same conditions mutatis mutandis, as the ones mentioned in Article 3 of the Agreement,

- Sebastian Holdings Inc. shall have the sole ownership of all the shares of the Subsidiary, without prejudice to the rights granted to the Trustee by the abovementioned pledge,

- the Subsidiary shall retain a legal form providing for the limited liability of its shareholders up to the amount of their contribution. It shall only amend its Articles of Association with the prior consent of Bollore Investissement and shall not exercise any activity other than the acquisition, the conservation and the administration of the Havas Shares and of the rights attached to them, the emission of the bonds subscribed by the Bondholders and the granting of an intra group loan with the products of these bonds;

4.2 the receipt by Bollore Investissement , within 30 calendar days after the signature of the pledge of the Subsidiary's and of Havas' shares, of a written commitment from the Bondholders, in the form commitment attached hereto, to only exercise, and to make sure that the Trustee shall only exercise, the rights granted by the pledges of the Subsidiary's shares or of Havas' shares in such a way as to allow Bollore Investissement to exercise, if necessary, the pre-emption right from which Bollore Investissement benefits over the first ones and the second ones.

ARTICLE 5

Bollore Investissement acknowledges the fact that the breach, by Sebastian Holdings Inc., of its information duty provided for by the first paragraph of
Article 1.4 of Amendment No. 1 shall be considered as an event of default in accordance with the bonds issued by the Subsidiary and subscribed by the Bondholders.

In that event, the Trustee shall be able to exercise directly the Undertaking to Purchase notwithstanding Article 1.4 of Amendment No. 1. Bollore Investissement accepts this expressly by the written commitment given to the Bondholders in the form commitment attached hereto. Bollore Investissement shall not assume any responsibility towards Sebastian Holdings Inc. and the Subsidiary by virtue of performing its obligations under the Undertaking to Purchase exercised by the Trustee.

ARTICLE 6

Sebastian Holdings Inc. and the Subsidiary shall proceed with the notification, to the Autorites des Marches Financiers and to Havas, of the upwards or downwards crossing of the threshold resulting from the transfer of the Havas Shares from one to the other.


ARTICLE 7

The parties agree to clarify the provisions of paragraph 5 of Article 4 of the Agreement. The reference to Sebastian Holdings Inc.'s "share interest" in Havas and, in application of the present Amendment, of the Subsidiary by substitution, means the shares which will belong to the Subsidiary once the Undertaking to Purchase is carried out, and it will be so even if the Subsidiary has sold some of the 16,929,649 shares it originally held, either to Bollore Investissement, or to a third party once the preemption right can no longer be exercised.

The Undertaking to Purchase shall continue to be exercisable for the remainder of the Havas Shares held by the Subsidiary, even if the said remainder were reduced by share transfers from the Subsidiary either to Bollore Investissement or to a third party once the preemption right can no longer be exercised.

It is in addition agreed that the number of Havas Shares which can be transferred pursuant to the Undertaking to Purchase may not exceed the number of shares held by Sebastian Holdings Inc. on the day of the signature of the Agreement, which is 16,929,649.

ARTICLE 8

The provisions of Article 8 of the Agreement shall be applicable to this Amendment.

ARTICLE 9

The Agreement, a letter of the same day and both Amendments to the Agreement constitute the entire agreement entered into by Sebastian Holdings Inc., the Subsidiary and Bollore Investissement concerning their concerted attendance to the Havas Board of Directors and the Havas Shares.

ARTICLE 10

The present Amendment shall remain in effect for the same period of time as the Agreement entered into on June 9, 2005, in the same conditions as those described in Article 3 of Amendment No. 1 dated November 18, 2005.

Any provision of the Agreement and of Amendment No. 1 which has not been modified by the present Amendment remains unchanged and shall continue to be in effect.


Done in Paris,
In four originals, among which two for each of the bondholders.
November 18, 2005



/s/ Cedric de Bailliencourt               /s/ Alexander Vik
-----------------------------             ----------------------------
Bollore Investissement                    Sebastian Holdings Inc





/s/director of CSCS Limited
-----------------------------
CSCS Limited

Schedule

  Form Letter of Commitment between Bollore Investissement and the Bondholders


                             NEXGEN CAPITAL LIMITED
                      Ormonde House, 12 Lower Leeson Street
                                Dublin 2, Ireland

                        IXIS CORPORATE & INVESTMENT BANK
                              47 quai d'Austerlitz
                          75658 Paris cedex 13, France

                                                    Dublin and Paris, [***] 2005

                                                    Bollore Investissement
                                                    31-32 Quai de Dion Bouton
                                                    92811 Puteaux Cedex
                                                    France


Dear Sirs,

We are writing to you in accordance with the agreement entered into by Bollore Investissements and Sebastian Holdings Inc. (the "Agreement"), dated June 9, 2005, as amended by Amendment No. 1 dated November 18, 2005 ("Amendment No. 1") and Amendment No. 2 dated November 18, 2005 ("Amendment No. 2"). Capitalized terms defined in the Agreement have, except where otherwise stipulated, the same meaning in this letter.

In accordance with Article 4.2 of Amendment No. 2, we jointly take the engagement to only exercise, and to make sure that the Trustee shall only exercises the rights granted by the pledges of the Subsidiary's shares or of Havas' shares in such a way as to allow BI to exercise, if necessary, the pre-emption right BI has been granted over the first ones and the second ones.

In exchange, and in accordance with Article 5 of Amendment No. 2, you commit yourselves to purchase, at the request of one of the Bondholders or of the Trustee, the total of the Havas Shares held by the Subsidiary and pledged to the benefit of the Trustee, free of any security interest and of any other real estate or personal limitations, for a price of five (5) euros per share (adjusted in the same way as described in Article 4, paragraph four of the Agreement). The exercise of this option may only occur if (i) Article 4 of the Agreement is deemed void as a result of the application of Article 1.4 of Amendment

No. 1, and (ii) the Trustee declares, as a result, an event of default of the Subsidiary, and may only be exercised, at once, no later than on June 9, 2007.

This letter is governed by French Law. Any dispute arising between the undersigned shall be submitted to the Tribunal de Commerce of Paris.

                                            NEXGEN CAPITAL LIMITED
                                            /s/ Frank Monks
                                            ------------------------------------
                                            By: Frank Monks
                                            Title: Managing Director

                                            IXIS CORPORATE & INVESTMENT BANK
                                            /s/ IXIS Corporate & investment Bank
                                            ------------------------------------
                                            By:
                                            Quality:



Agreed:

BOLLORE INVESTISSEMENTS
/s/ Cedric de Bailliencourt
-------------------------------
By: Cedric de Bailliencourt
Title: Managing Director